EXHIBIT 10.31

March 16, 2010

Mr. Alan P. Niedzwiecki

Chief Executive Officer and President

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Re:	Financial Representative Agreement with J.P. Turner & Company, LLC

Dear Mr. Niedzwiecki,

This letter (the “Agreement”) is to set forth the terms and conditions pursuant to which J.P. Turner & Company, L.L.C. (the “Agent”) shall serve as exclusive placement agent and financial advisor in connection with an offering of new securities (the “Offering”) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) to accredited investors. The securities to be sold in the Offering are expected to be unregistered common shares and warrants (the “Securities”) as more particularly described in the Company’s private placement memorandum (“Offering Memorandum”); however, the Company and Agent (collectively, the “Parties”) can elect to offer different securities. The gross proceeds from the Offering are estimated to be $20,000,000. It is contemplated that the pricing for the Securities will be equal to the lesser of (i) eighty-five percent (85%) of the market value for the common shares as of the date of the Initial Closing and (ii) the fixed price (the “Fixed Price”), which shall be eighty-five percent (85%) of the market price at the time the Private Placement Memorandum is completed, and twenty percent (20%) warrant coverage with an exercise price equal to the greater of (i) one hundred and twenty-five percent (125%) of the market value of one share of the underlying common shares on the date of the initial closing and (ii) the greater of book value and market value of one share of Company common stock on the date of the initial closing (“Warrant Exercise Price”). All Warrants issued under this Offering will be non-exercisable for a period of six months from issuance. Notwithstanding the foregoing, the Agent acknowledges and agrees that the Company may retain First Midwest Securities, Inc. to conduct an offering of convertible notes at a conversion price above the then current market price to three or fewer investors for the Company, so long as such offering is completed prior to March 23, 2010.

1.0	THE PARTIES

1.1 The Company, with its principal office at 17872 Cartwright Road, Irvine, CA 92614.

1.2 The Agent, with its principal office at 3060 Peachtree Road, 11th FL, Atlanta, GA, 30305.

1.3 The persons executing this Agreement represent to each other that they have full and complete authority to do so.

2.0	THE AGREEMENT

2.1 Agent will conduct an Offering of the Securities, the Agent’s role will include: (i) identifying and offering the Securities to purchasers who are “accredited investors” (“Investor(s)”) as defined in Rule 501 of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) attempting, on a “reasonable best efforts” basis, to secure acceptable commitments from Investors to purchase the Securities, (iii) coordinating the closing of sales of the Securities with Investors and the Company, and (iv) assembling co-placement agents and/or syndicate selling agents as the Agent deems appropriate (collectively, the “Services”). The Agent shall require any co-placement agent and/or syndicate selling agent to agree, for the benefit of the Company, to comply with, and shall use its commercially reasonably efforts to ensure that such co-

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

placement agent and/or syndicate selling agent, complies with, the provisions of this Agreement applicable to the Agent as if such provisions applied to such co-placement agent and/or syndicate selling agent.

2.2 The Company represents and warrants to the Agent that with respect to the Offering: (i) the Company will consult with its own legal counsel on all aspects of the Offering; (ii) Agent has not made any representations to the Company to induce it to execute this Agreement other than those expressly and directly made herein; (iii) the Company will not rely on any information, representations or warranties of any individual or entity, including without limitation the Agent, in connection with the Offering but for those made directly, personally and expressly in the definitive transaction documents memorializing the Offering.

2.3 In connection with the Services, the Company authorizes the Agent to identify and introduce the Company to Investors in connection with the Offering. Any Investor introduced to the Company by the Agent shall be referred to herein as an “Agent Proposed Investor”.

2.4 A closing shall occur if any Securities have been purchased by an Agent Proposed Investor (the “Closing”). If the Securities are purchased through multiple fundings or stepped milestones, then each such separate funding shall be deemed a Closing, and the fees shall be paid to the Agent at each Closing. The total amount of the fee due (as described in Section 3.2) to Agent shall be due and payable on the date of Closing and delivered simultaneously to the Agent with the delivery of the funds to the Company. The Company shall be under no obligation to consummate the Offering, except upon such terms as shall be acceptable to the Company in its sole discretion. Nothing in this Agreement shall constitute an undertaking by the Agent to underwrite or otherwise purchase the Securities offered in the Offering or any other transaction that may be developed as an alternative.

2.5 The term of this Agreement commences on the date that both parties have signed this Agreement (“Engagement Date”) and shall continue until the earlier of (i) July 31, 2010 and (ii) the date of the final Closing under the Offering. Notwithstanding the foregoing, either party may terminate this Agreement and the Offering prior to the first closing under the Offering by providing the other party with written notice of termination twenty-one (21) days prior to the date of termination; provided, however that such written notice may not be given prior to May 1, 2010. Upon expiration or termination of this Agreement, Agent shall be entitled to receive all accrued compensation (as defined herein) and unreimbursed expenses to the extent Agent is entitled to reimbursement pursuant to this Agreement, if any.

3.0	THE FEES AND PROVISIONS

3.1 THE RETAINER

3.1.a The Company shall pay to Agent a non refundable retainer of twenty five thousand dollars ($25,000) (the “Retainer”). The Retainer will be non-refundable and allocated for due diligence, planning and coordination, and implementation of the services described herein. The Retainer shall be divided and paid in accordance to the following:

i)	$15,000 - Upon the execution of this Agreement. This amount will be credited against fees earned in the Offering.

ii)	$10,000 – Upon the execution of this Agreement. This amount will be credited against actual travel and legal expenses.

3.2 THE OFFERING

3.2.a Upon the earlier of (i) the Closing of gross proceeds totaling at least five million dollars ($5,000,000) with Agent Proposed Investors, or (ii) the final close with Agent Proposed Investors, the Company

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

shall issue to Agent a non-refundable retainer warrant to purchase five hundred thousand (500,000) common shares (the “Retainer Warrant”) with an exercise price equal to the Warrant Exercise Price, have a term of five (5) years from the date of issuance, and containing a “Cashless Exercise” provision; provided, however, that the Company shall issue a pro rata amount of the Retainer Warrant for Closings of gross proceeds less than five million dollars ($5,000,000). Upon issuance, the Retainer Warrant will immediately vest, be fully earned, and be non-refundable and allocated for the implementation of the services described herein; provided, however, Agent cannot exercise the Retainer Warrant for a period of six (6) months following its issuance.

3.2.b Upon each Closing with Agent Proposed Investors, the Company shall pay Agent a cash fee (the “Placement Fee”) equal to thirteen percent (13%). The Placement Fee shall be due and payable on the date of each Closing and delivered simultaneously to the Agent with the delivery of the funds to the Company. The Placement Fee is a percentage of the gross proceeds of the Offering as received by the Company from the Agent Proposed Investor (the “Gross Proceeds”) and in accordance to the following schedule:

8% Selling Concession on Gross Proceeds

3% Management fee on Gross Proceeds

2% Non-Accountable Fee on Gross Proceeds

3.2.c The Company shall also issue the Agent a warrant to purchase a number of the Company’s common shares equal to thirteen percent (13%) of the Gross Proceeds of the Offering for Accredited Retail Investors (the “Concession Warrant”) as received by the Company from Agent Proposed Investors. The Concession Warrant shall have a term of three (3) years after the date the date of issuance and have an exercise price equal to Warrant Exercise Price.

3.2.d Upon issuance of the Concession Warrant, the Concession Warrant shall immediately vest in favor of the Agent, be fully paid, non-assessable, and free of any restrictions on transfer, except for restrictions on transfer for privately placed securities pursuant to applicable securities laws. The Concession Warrant and Retainer Warrant (collectively, the “Agent Warrants”) shall be issued to Agent in the form of a warrant agreement (the “Warrant Agreement”), which shall be in a form and content reasonably satisfactory to the Company and to Agent and its counsel. The Warrant Agreement shall provide for, among other provisions, the above terms and the following: (i) The Agent will be granted the exact Registration Rights that are provided to the Agent Proposed Investor; (ii); The Warrants shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company; (iii) Agent may exercise the Warrants at any time after the six months from the date of issuance and the Company agrees to deliver the underlying common shares to the Agent within seven days following exercise; (iv) The Warrants shall contain a “Cashless Exercise” provision; and (v) the Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrants.

3.2.e The Warrant shall be issued to J.P. Turner Partners, LP and mailed to the following address:

J.P. Turner Partners, LP

Attention: Patrick J. Power

3060 Peachtree Road, 11th Floor

Atlanta, GA 30305

Phone: 404.479.8300

Fax: 888.704.7512

3.2.f In the event of an Early Termination by the Company, then for a period of twelve (12) months following the date of Early Termination, Agent shall be entitled to receive the Placement Fee if the Company sells any of its securities to an Agent Proposed Investor.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

3.3 GENERAL FEE PROVISIONS

3.3.a The Company shall reimburse Agent for reasonable, accountable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in rendering Services under this Agreement, promptly upon the presentation by Agent of an itemized statement of such expenses. The Company will pay or cause to be paid all costs and expenses incident to the Offering, including, without limitation (i) preparing, printing, or otherwise reproducing, and mailing, the disclosure memorandum, and other appropriate documents, and any amendments or supplements thereto, (ii) registering or qualifying the Securities for offer and sale in the applicable states, as specified by Agent, or obtaining exemptions there from, (iii) all taxes, if any, on the issuance of the Securities, (iv) any necessary travel and lodging expenses, including, but not limited to, due diligence, meetings, road shows, as well as clerical overtime, which shall upon sufficient notification be paid directly by the Company to Agent, and (v) all other reasonable and necessary expenses directly incurred by Agent in connection with the Offering. Agent shall submit a detailed expense list for approval on any expense greater than $1,000.

3.3.b The Company will establish escrow arrangements that are commercially reasonable with a nationally recognized escrow agent that is approved by the Agent. The Company shall include a covenant within the escrow agreement that requires the Agent to be paid all of its fees described within this Agreement either from the funds held in escrow pending the Closing or directly from the Agent Investors in accordance with the following wiring instructions:

Account Name:	J.P. Turner & Company, L.L.C.
Bank:	Bank of America – Atlanta, GA
Address:	1500 Buford Highway
Buford, GA 30518
Phone:	(770) 497-3011
Fax:	(770) 945-6112
ABA Routing #:	026009593
Account #:	0033-4329-6904

4.0	REPRESENTATIONS AND WARRANTIES

4.1 The Company shall provide to Agent, such information, documents and instruments as may be required under Securities Act of 1933, as amended, and Regulation D thereunder, for an offer made to accredited investors only. The Company shall also provide Agent with all requested due diligence information for inspection and examination.

4.2 The net proceeds to the Company resulting from the sale of Securities will be used to execute the Company’s business plan, pay professional fees and costs, marketing and advertising expenses and general working capital. Upon request, the Company will develop and deliver to Agent a complete Use of Proceeds Schedule (“Use of Proceeds Schedule”) to be included in the Agents due diligence binder.

4.3 No officer, director or shareholder of the Company is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), an employee or associated member of FINRA. The Company has not promised or represented to any person that any part of the Securities will be directed or otherwise made available to them in connection with the Offering. The Company has separately disclosed to Agent all potential conflicts of interest involving officers, directors, principal shareholders and/or employees.

4.4 The Company covenants and agrees to provide Agent with copies of all press releases, quarterly and annual financial statements, and other material public information.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

4.5 The Company commits to delivering financial communications to its shareholders on the same schedule as required by the Securities and Exchange Commission of publicly traded companies.

4.6 The Company has not sold or issued any securities that would be integrated with the Offering pursuant to the Securities Act or the Securities Act Regulations or interpretations thereof by the Securities and Exchange Commission, which could reasonably render the exemptions relied upon for the Offering to be unavailable.

4.7 The Agent will, in performing the Services, be entitled to rely on and assume, without investigation or verification or any obligation or duty to do so, the accuracy and completeness of all public information that has been issued or released to the public by the company.

4.8 The Agent, on the dates of all offers and subsequent sales made directly by the Company under the Offering, was and will be, as applicable, duly registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, and under all applicable state securities laws (except where exempted from the respective state’s broker-dealer registration requirements) and a member of, and in good standing with, FINRA. The Agent is also an accredited investor.

4.9 The Agent and its affiliates have conducted the Offering in a manner designed to exempt the Offering from registration under the Securities Act and applicable state securities laws and to comply with all applicable federal and state broker-dealer requirements.

4.10 Prior to any sale of Securities by the Company, the Agent shall cause each purchaser to execute a subscription agreement in a form satisfactory to the Company and the Agent.

4.11 Any arrangements made by the Company with any broker or other persons with whom the Company is or may be involved are the total responsibility of the Company. Upon payment made by the Company to Agent of Agent’s fee, Agent will hold the Company free and harmless from any and all claims, liabilities, commissions, fees, or expenses in connection with the transaction from any party who alleges a relationship with or through Agent and the Agent Proposed Investors.

4.12 During the Term, the Company agrees to attend the annual J.P. Turner & Company Investment Banking Conference. The cost to the Company for the conference will not be greater than the cost to any other sponsored company attending the conference.

4.13 This Agreement and the terms of this Agreement are strictly confidential and shall only be disclosed as required by law, advice of counsel or upon mutual written consent of the parties, in any case only after reasonable prior written notice to the Parties. Without limiting the generality of the foregoing, the Company must approve in advance, in writing, any press release of the Company’s mentioning or including the name of Agent.

5.0	OTHER

5.1 In the event of any dispute between the Company and Agent arising under or pursuant to the terms of this Agreement, or any matters arising from the performance of the Services, the same shall be settled only by arbitration through FINRA Dispute Resolution in Fulton County, State of Georgia, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrators shall be final and binding upon the Company and Agent and may be enforced in any court of appropriate jurisdiction. This Agreement shall be construed by and governed exclusively under the laws of the State of Georgia, without regard to its conflicts of law provisions.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

5.2 The Company agrees to indemnify and hold harmless Agent and each person, if any, who controls Agent within the meaning of the Securities Act of 1933, as amended (the “Act”), its officers, and its employees (collectively, the “Agent and its Personnel”) from and against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys’ fees), to which Agent and its Personnel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by the Company its officers, employees, agents, and its legal counsel; and (iii) arising out of or based upon any violation of the representations and warranties of the Investor.

5.3 Agent agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Act”), its officers, and its employees (collectively, the “Company and its Personnel”) from and against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys’ fees), to which Company and its Personnel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Agent its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by Agent its officers, employees, agents, and its legal counsel; and (iii) arising out of or based upon any violation of the representations and warranties of the Investor; provided, however, that Agent’s indemnification obligations under this Agreement shall be limited to the Placement Fee.

5.4 If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future Laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this entire Agreement provided such party exercises such right within a reasonable time after such occurrence.

5.5 The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.6 This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. To be effective, all waivers must be in writing, signed by both parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

5.7 This Agreement contains the entire agreement between Agent and the Company concerning the Services and the Parties relationship and correctly sets forth the rights and duties of each of the parties to each other concerning that matter as of the Engagement Date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Agent to the Company in relation thereto, not set forth in this Agreement, is null and void.

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Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

March 16, 2010

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

/s/ Patrick John Power
Patrick John Power Managing Director, Investment Banking J.P. Turner & Company, LLC

Accepted and approved this 16th day of March, 2010

/s/ Alan P. Niedzwiecki
Mr. Alan P. Niedzwiecki Chief Executive Officer and President Quantum Fuel Systems Technologies, Inc.